EXHIBIT 99.A


                Jacuzzi Brands Announces Resolution of
             Previously Disclosed Rexair Accounting Issue

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Oct. 16, 2003--Jacuzzi Brands, Inc. (NYSE:JJZ) today announced that it will change the accounting for the 2001 reacquisition of Rexair, Inc. The Company previously disclosed that it was in discussions with the Securities and Exchange Commission (SEC) regarding the accounting for this transaction.
    The Company will capitalize as goodwill $17.4 million in transaction costs that had been previously expensed in its fiscal 2001 results. These transaction costs were deferred in connection with the March 2000 sale of the Company's interest in Rexair to Strategic Industries, LLC and charged to operations upon the reacquisition of Rexair in August 2001.
    The Company will also revise the amount allocated to the Rexair Distributor Network in connection with the 2001 reacquisition. The Company originally recorded the Distributor Network as an indefinite-lived intangible asset with a carrying value of $64 million. The Company will reassign a value of $36 million to the Distributor Network, recognize the Distributor Network as a finite-lived asset, and will amortize it on a straight-line basis over 40 years. The new value is based on obtaining a revised valuation of the Distributor Network.
    The revised allocation of the excess purchase price is as follows (in millions):

                                     Rexair Segment
                           -------------------------------------
                            Original     Revised    Amortizable
                            Allocation  Allocation      Life
                           ----------- ----------- -------------

 Distributor Network            $64.0        $36.0    40 years
 Trademarks                       8.8         24.7   Indefinite
 Patents                          0.9          2.6    10 years
 Goodwill                           -         52.5   Indefinite
                           ----------- ------------
                                $73.7       $115.8
                           =========== ============

    The reallocation and the amortization of the Distributor Network will increase non-cash amortization expense in the Rexair segment from approximately $0.1 million to $1.2 million per year. The table below provides a summary of the total impact of these adjustments on the Company's consolidated net income (loss), in millions, and diluted earnings (loss) per share.

                                                          Nine Months
                                                             Ended
                      Year Ended 2001  Year Ended 2002     June 2003
                      ---------------- --------------- ---------------
                                Loss           Earnings         Loss
                                 Per    Net      Per     Net     Per
                      Net Loss  Share  Income   Share   Loss    Share
                      -------- ------- ------- ------- ------- -------


As reported           $(524.6) $(7.09)  $41.6   $0.56  $(14.3) $(0.19)
Adjustments              17.4    0.24    (0.7)  (0.01)   (0.5)  (0.01)
                      -------- ------- ------- ------- ------- -------
Restated              $(507.2) $(6.85)  $40.9   $0.55  $(14.8) $(0.20)
                      ======== ======= ======= ======= ======= =======


    The Company will file both an amended fiscal 2002 Form 10-K and an amended third quarter 2003 Form 10-Q in November that reflect these adjustments in all the applicable periods.

    ABOUT JACUZZI BRANDS, INC.

    Jacuzzi Brands, Inc. is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), SANITAN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, could cause our actual results during the remainder of 2003 and in future years to differ materially from those expressed in this press release.

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
              or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608